Exhibit 10.28

STOCK OPTION AGREEMENT

under the

Health Management Associates, Inc.

1996 Executive Incentive Compensation Plan

This Stock Option Agreement is made as of September 13, 2008, by and between Health Management Associates, Inc., a Delaware corporation (the “Company”), and Gary D. Newsome, (the “Optionee”).

Background. This Agreement is made pursuant to, and is governed by, the Health Management Associates, Inc. 1996 Executive Incentive Compensation Plan (the ‘“Plan”). The purpose of this Agreement is to evidence an option granted under and in accordance with the Plan. All of the terms and conditions of the Plan are incorporated herein by reference as if set forth herein in full. As used in this Agreement, the term “Shares” means the shares of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), or other securities resulting from an adjustment under Section 9, that underlie the option hereby granted.

Accordingly, the parties agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee an option to purchase an aggregate of 500,000 Shares upon the terms and conditions hereof (the “Option”).

2. Term. Subject to earlier termination as provided herein, the Option will lapse and terminate on and is not exercisable after September 12, 2018. Notwithstanding the foregoing:

(a) Certain Terminations of Employment: the Option will lapse and terminate if (i) Optionee does not hold the position of President and CEO on December 31, 2009 or (ii) on the day on which the Optionee ceases to be employed by the Company or a parent or subsidiary of the Company (an “Affiliate”) for any reason other than his death, his total and permanent disability, or his retirement on or after age 62;

(b) Death or Disability: if the Optionee’s employment with the Company or an Affiliate terminates on account of his death or his total and permanent disability, the Option will lapse and terminate on the earlier of (i) the date 36 months after the date of such termination of employment, or (ii) September 12, 2018; and

(c) Retirement: if the Optionee’s employment with the Company or an Affiliate terminates on account of his retirement on or after age 62, the Option will lapse and terminate on September 12, 2018, even if that date is subsequent to the date of such termination of employment.

Upon any termination of the Option, the Optionee’s rights under this Agreement, including the right to exercise the Option under Section 4, will thereupon terminate.

3. Exercise Price. The price of each Share purchased upon exercise of the Option will be $4.75 (that being the last reported sale price per share of the Class A Common Stock on the date hereof, as reported by the New York Stock Exchange).

4. Schedule and Method of Exercise.

(a) Subject to the provisions of Section 2, and to the further provisions of this Section 4, the option vests and is exercisable according to the following schedule:

(i)	First Installment: exercisable for 125,000 Shares beginning on September 13, 2009, and ending on September 12, 2018;

(ii)	Second Installment: exercisable for an additional 125,000 Shares beginning on September 13, 2010, and ending on September 12, 2018;

(iii)	Third Installment: exercisable for an additional 125,000 Shares beginning on September 13, 2011, and ending on September 12, 2018; and

(iv)	Fourth Installment: exercisable for an additional 125,000 Shares beginning on September 13, 2012, and ending on September 12, 2018.

(b) An Option may be exercised by written notice given by the Optionee to the Company specifying the number of Shares that the Optionee elects to purchase, accompanied by full payment for such Shares. Upon each exercise, the exercise price will be payable by one or any combination of the following methods, as determined by the Option holder and specified in his notice of exercise: (i) in cash, or (ii) by delivery of shares of Class A Common Stock already owned by the Option holder, which will be accepted in exchange at the fair market value of the Class A Common Stock on the date of exercise. Upon determining that the Optionee has complied with all of the provisions of this Agreement, including such reasonable requirements as the Company may impose pursuant to Section 11, the Company will issue certificates for the Shares purchased upon such exercise.

5. Partial Exercise. The Option to the extent exercisable under Section 4, may be exercised from time to time in whole or part, provided that the Option may not be exercised for fractional Shares.

6. No ISO Treatment. The Option is not an “incentive stock option” as described in Section 422A of the Internal Revenue Code of 1986, as amended.

7. No Rights of Stockholder. No person, estate or other entity will have the rights of a stockholder of the Company with respect to any Shares until a certificate for such Shares has been delivered to the Option holder.

8. Rights of the Company. This Agreement does not affect the Company’s right to take any corporate action whatsoever, including its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes or stock, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

9. Adjustments. Upon the occurrence of any of the events contemplated by Section 10(c) of the Plan appropriate adjustment will be made to: (a) the number and kind of Shares or other securities that may be issued upon exercise of the Option, (b) the per Share exercise price to be paid upon exercise of the Option and (c) such other terms as the Committee under the Plan deems appropriate pursuant to Section 10(c) of the Plan. Under no circumstance will the Optionee be entitled to an adjustment hereunder to reflect dilution resulting from the issuance of additional stock by the Company, except as expressly provided in the preceding sentence, regardless of whether such stock is issued for less than the exercise price of the Option.

10. Acceleration Upon Change of Control. In the event of a “Change in Control” (as such term is defined in the Plan), the Option will become fully exercisable and vested as of the date of the Change in Control and as provided by the Plan and will remain exercisable and vested for the balance of the term thereof, as provided by Section 2.

11. Taxes; Securities Laws Matters.

(a) Each exercise of the Option will be conditioned upon the Option holder making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company to the governmental authority on account of the exercise. The payment of such withholding taxes to the Company may be made by one or any combination of the following methods, as determined by the Option holder and specified in his notice of exercise: (i) in cash, (ii) by the Company withholding such taxes from any other compensation owed to the Option holder by the Company or an Affiliate, or (iii) by delivery of shares of Class A Common Stock already owned by the Option holder, which will be accepted in exchange at the fair market value of the Class A Common Stock on the date of exercise.

(b) As a precondition to the Company’s execution of this Agreement and the grant of the Option hereunder, the Optionee represents to the Company that the Option is being, and (unless a Registration Statement with respect thereto is then effective under the Securities Act of 1933, as amended (the “Act”) any Shares acquired by the Optionee upon exercise of the Option will be, acquired by the Optionee solely for investment and not with a view to, or for sale in connection with any distribution thereof, nor with any present intention of selling, transferring or disposing of the same. The Optionee acknowledges and agrees that the Option may not be offered for sale, sold, pledged, hypothecated or otherwise transferred or disposed of in any manner inconsistent with this Agreement or the Plan, and that any Shares acquired upon exercise of the Option may not be offered for sale, sold or otherwise transferred or disposed of unless (i) a Registration Statement with respect thereto is then effective under the Act, and the Optionee has provided proof satisfactory to counsel for the Company that he has complied with all applicable state securities laws, or (ii) the Company has received an opinion of counsel in form and substance satisfactory to counsel for the Company that the proposed offer for sale, sale or transfer of the Shares is exempt from the registration requirements of the Act and may otherwise be effected in compliance with any other applicable laws. The Optionee agrees that unless a Registration Statement with respect thereto is then effective under the Act, a legend to this effect may be placed on each certificate, and a stop transfer order may be placed against his account, relating to the Shares. In addition, each such certificate will bear such additional legends and statements, if any, as the Company deems advisable to assure compliance with the provisions of the Plan as well as all applicable Federal and state laws and regulations. The Optionee acknowledges that the Company is relying upon his representations contained in this Section 11(b) in connection with the issuance to him of the Option and, upon due exercise, the Shares. In consideration of such issuance, the Optionee hereby indemnities and holds harmless the Company, and the officers, directors, employees and agents thereof, from and against any and all liability, losses, damages, expenses and attorneys’ fees which they may hereafter incur, suffer or be required to pay by reason of the falsity of, or his failure to comply with any representation or agreement contained in this Section 11(b).

12. Non-Transferability. The Option is not transferable other than by will or the laws of descent and distribution. Except for exercise after the Optionee’s death as permitted by Section 2(b), the Option is exercisable only during the Optionee’s lifetime, and only by him.

13. Tenure. The Optionee’s right, if any, to continue to serve the Company or any Affiliate as an officer, employee or otherwise will not be enlarged or otherwise affected by this Agreement. This Agreement does not restrict the right of the Company or any Affiliate to terminate the Optionee’s employment at any time.

14. Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without regard to the choice of law provisions of such laws).

15. Notices. All notices and other communications required or permitted to be given under this Agreement will be written, and will be either delivered personally or sent by registered or certified first-class mail postage prepaid and return receipt requested, or by telex or telecopier, addressed as follows: if to the Company, to the Company’s principal office at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida

34108, Attention: Corporate Secretary; and if to Optionee or his successor, to the address last furnished by such person to the Company. Each such notice and other communication delivered personally will be deemed to have been given when delivered. Each such notice and other communication given by mail will be deemed to have been given when it is deposited in the United States mail in the manner specified herein, and each such notice and other communication given by telex or telecopier will be deemed to have been given when it is so transmitted and the appropriate answer back is received. A party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 15.

16. In General. This Agreement is subject to and controlled by the Plan. Any necessary inconsistency between this Agreement and the Plan will be resolved in favor of the Plan. This Agreement is the final complete and exclusive expression of the understanding between the parties and supersedes any prior or contemporaneous agreement or representation, oral or written between them. Except as may be otherwise expressly provided by the Plan, modification of this Agreement or waiver of a condition hereof must be written and signed by the party to be bound. In the event that any provision of this Agreement is held to be illegal or unenforceable, such provision will be severed from the Agreement and the entire Agreement will not fail on account thereof, but will otherwise remain in full force and effect. As used herein, the masculine pronoun includes the feminine and the neuter, as appropriate to the context. Unless the context otherwise requires, references herein to a “Section” means a Section of this Agreement. Section headings contained herein are for convenience only and do not alter any of the parties’ respective rights or obligations hereunder.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date first above written.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ Timothy R. Parry
Timothy R. Parry SVP and General Counsel

/s/ Gary D. Newsome
Gary D. Newsome, Optionee